Filed Pursuant to Rule 433
Registration Statement No. 333-189888
Royal Bank of Canada Market Linked Securities
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Global Basket of Exchange Traded Funds, due September 4, 2018

Term Sheet to Preliminary Pricing Supplement No. WFCELN-71-C dated August 14, 2014

Summary of terms
Issuer	Royal Bank of Canada
Term	Approximately four years
Basket	A basket consisting of the SPDR® S&P 500® ETF Trust (50.00%), the iShares® Russell 2000 ETF (20.00%); the iShares® MSCI EAFE ETF (15.00%); and the iShares® MSCI Emerging Markets ETF (15.00%)
Pricing Date	August 29, 2014*
Original Issue Date	September 4, 2014*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	September 4, 2018*
Initial Basket Value	100
Final Basket Value	100 x (1+ the sum of the component return of each basket component multiplied by its weighting
Maximum Maturity Payment Amount	[$1,400 - $1,450] (to be determined on the pricing date)
Buffer Value	90 (90% of the Initial Basket Value)
Participation Rate	140%
Valuation Date	August 27, 2018*
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	Up to 3.25%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.075%
CUSIP	78010UV38

*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

Investment description

•	Linked to a global gasket of exchange traded funds

•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Basket from its Initial Basket Value to its Final Basket Value.

The payment at maturity will reflect the following terms:

o If the value of the Basket increases:

You will receive the initial public offering price plus 140% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 40.00% to 45.00% (to be determined on the pricing date) of the initial public offering price

o If the value of the Basket does not change or decreases but the decrease is not more than 10%:

You will be repaid the initial public offering price

o If the value of the Basket decreases by more than 10%:

You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 10%

•	Investors may lose up to 90% of the initial public offering price

•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue any basket component or any securities held by a basket component for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the date of the accompanying preliminary pricing supplement is $955.66 per $1,000 in principal amount, which is less than the public offering price.  While the initial estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors.  The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date, which will not be less than $935.66 per $1,000 in principal amount.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.  Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical maximum maturity payment amount of 142.50% or $1,425.00 per $1,000 security (the midpoint of the specified range for the maximum maturity payment amount), a participation rate of 140% and a Buffer Value equal to 90% of the Initial Basket Value.

This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Basket Value, maximum maturity payment amount, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Final Basket Value	Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities
50.00	-50.00%	$600.00	-40.00%
55.00	-45.00%	$650.00	-35.00%
60.00	-40.00%	$700.00	-30.00%
65.00	-35.00%	$750.00	-25.00%
70.00	-30.00%	$800.00	-20.00%
75.00	-25.00%	$850.00	-15.00%
80.00	-20.00%	$900.00	-10.00%
85.00	-15.00%	$950.00	-5.00%
90.00(2)	-10.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
100.00(3)	0.00%	$1,000.00	0.00%
105.00	5.00%	$1,070.00	7.00%
110.00	10.00%	$1,140.00	14.00%
115.00	15.00%	$1,210.00	21.00%
120.00	20.00%	$1,280.00	28.00%
125.00	25.00%	$1,350.00	35.00%
130.00	30.00%	$1,420.00	42.00%
135.00	35.00%	$1,425.00	42.50%
140.00	40.00%	$1,425.00	42.50%
145.00	45.00%	$1,425.00	42.50%
150.00	50.00%	$1,425.00	42.50%
_____________________

(1)	Based on a hypothetical maximum maturity payment amount of $1,425.00 (the mid-point of the specified range for the maximum maturity payment amount).
(2)	This is the Buffer Value.
(3)	This is the Initial Basket Value.

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(i)

(ii)	the maximum maturity payment amount

•
If the Final Basket Value is equal to or less than the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

In such a case, you will lose up to 90% of your principal.

Hypothetical Historical Basket Values*

*The graph above sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2004 to August 13, 2014, assuming that the Basket was constructed on January 1, 2004 with a starting value of 100 and that each of the basket components had the applicable weighting as of that day. The hypothetical historical performance of the Basket is not an indication of its future performance during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 90% of your principal

•	You will not receive interest payments on the securities

•	Your yield may be lower than the yield on a standard debt security of comparable maturity

•	Your return is limited and will not reflect the return of owning the shares of the basket components or the common stocks held by the basket components

•	Owning the securities is not the same as owning the shares of the basket components or the common stocks held by the basket components

•	There may not be an active trading market for the securities

•	Changes in the prices of the basket components may offset each other

•	The amount to be paid at maturity is not linked to the prices of the basket components at any time other than the valuation date

•	Many factors affect the market value of the securities

•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities

•	The correlation between the performance of a basket component and the performance of its Underlying Index may be imperfect

•	An investment in the securities is subject to risks associated with foreign securities markets

•	An investment in the securities is subject to foreign currency exchange rate risk

•	Time zone differences between the cities where the securities comprising each Underlying Index and the applicable basket component trade may create discrepancies in trading levels

•	An investment in the securities is subject to risks associated in investing in U.S. stocks with a small market capitalization

•	The policies of the investment advisers of the basket components and changes that affect the Underlying Indices could affect the amount payable on the securities and their market value

•	We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors

•	Historical prices of the basket components should not be taken as an indication of their future prices during the term of the securities

•	Hedging transactions may affect the return on the securities

•	Our initial estimated value of the securities will be less than the initial public offering price

•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value

•	The initial estimated value of the securities will be an estimate only, calculated as of the time the terms of the securities are set

•	Potential conflicts of interest could arise

•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Basket Value and the maturity date if a market disruption event occurs on the valuation date

•	There are potential conflicts of interest between you and the calculation agent

•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-866-609-6009.

Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock, Inc. (BlackRock) or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Underlying Index or any of the iShares Funds.